EXHIBIT 11.2

Assignment Agreement Between Payment Business Solutions
(Malaysia) Sdn. Bhd. and Etone Network Sdn. Bhd.

ASSIGMENT OF

SMS BIZ SDN. BHD.

DISTRIBUTORSHIP AGREEMENT

WITH

ETONE NETWORK SDN. BHD.

TO

PAYMENT BUSINESS SOLUTIONS
SDN. BHD.

December 01, 2006

INTRODUCTION

This agreement (hereinafter referred to as “the Agreement”) is made on December 1st, 2006 among Payment Business Solutions Sdn. Bhd.,(Company No. 259162-V) having its office at Unit 1302, Block A, Lobby 1, Damansara Intan, No. 1, Jalan SS 20/25, 56890 Petaling Jaya, Malaysia and (hereunder referred to as “ the Assignee” which expression shall be deemed to mean and include its successors and assigns) of One Part; and Etone Network Sdn. Bhd., (Company No. 629031-P), having its office at 5C, Jalan Perdana 10/10, Pandan Perdana, Cheras, 55300 Kuala Lumpur, Malaysia (hereinafter referred to as “the Assignor” which expression shall be deemed to mean and include its successors and assigns) of the Other Part, and SMS Biz Sdn. Bhd.,( Company No. xxxxxxx), having its office at 5B, Jalan Perdana 10/10, Pandan Perdana, cheras, 55300 Kuala Lumpur, Malaysia (hereinafter referred to as “the Principal”) of the Third Part.

1 AGREEMENT

WHEREAS the Assignor and the Principal have on September 1st, 2006, entered into an agreement whereby the Principal appointed the Assignor to be its distributor of its Products as defined in the said agreement. The original copy of the said agreement is attached hereto as Schedule I (hereinafter referred to as “the Distributorship Agreement”).

AND WHEREAS the Assignor wishes to assign the Distributorship Agreement to the Assignee.

AND WHEREAS the Assignee is capable of handling the marketing of the Products in meeting the expectation of the Pricipal.

AND WHEREAS the Principal desires to give its consent for the Assignor to assign the Distributorship Agreement to the Assignee.

AND WHEREAS the Assignee is willing to accept such assignment subject to the terms and conditions hereinafter contained.

IT IS HEREBY AGREED BY, BETWEEN AND AMONG THE PARTIES HERETO AS FOLLOWS: -

1.	Assignment

1.1	The Principal hereby gives its consent for the Assignor to assign the Distributorship Agreement to the Assignee.

1.2

In consideration of Ringgit Malaysia Ten (RM10) received by the Assignor from the Assignee, The Assignor hereby assigns to the Assignee, and the Assignee hereby accepts such assignment of, the Distributorship Agreement (hereinafter referred to as “the Assignment”.

1.3	The effective date of the Assignment shall be the date of this Agreement (hereinafter referred to as “the Effective Date”).

1.4	With effect from the Effective Date, the Assignee shall assume all the rights, duties and obligations of the Distributor as defined within and under the Distributorship Agreement.

2.	NOTICES

2.1

All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail to the appropriate party to the address set forth in the first paragraph of this Agreement or at such other address as shall be given by any of the parties to the other in writing.

3.	CAPTIONS

3.1	The captions used herein are inserted only as matter of convenience and for reference and shall not affect the construction of interpretation of this Agreement.

4.	SCHEDULE

4.1	The Schedule hereto forms an integral part of this Agreement.

5.	WAIVER

5.1

The failure of either of the parties to insist upon strict performance of any of the provisions of this Agreement shall not be construed as the waiver of any subsequent default of a similar or other nature.

6.	LEGAL JURISDICTION

6.1

This Agreement shall be subject to the laws of Malaysia, without regard to its principal of conflict of laws. The parties agree that the jurisdiction and venue of any action with respect to this Agreement shall be in a court of competent subject matter jurisdiction located in Kuala Lumpur, Malaysia, and each of the parties hereby agrees to submit itself to the exclusive jurisdiction and venue of such court for the purpose of any action.

7.	COMMUNICATION

7.1

All communication regarding this Agreement will be between persons to be designated hereinafter by letter for such communication between the two parties. All urgent communications will be through Fax and/or electronic mail, to be followed by written correspondence by post.

8.	COMPLETE AGREEMENT

8.1

The Parties agree that this Agreement is the complete and exclusive statement thereof between the Parties and that is supersedes and merges all prior proposals and understandings, and all other Agreements, whether oral or written, between the Parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the Parties hereto.

IN WITNESS whereof these presents have been entered into on date set forth below by the fully authorized representatives of the said:

For and on behalf of
Etone Network sdn. Bhd.
(“Assignor”)

YAP KIT CHUAN
Name: Yap Kit Chuan
Position: Director

For and on behalf of
Payment Business Solutions Sdn. Bhd
(“Assignee”)

KING K. NG
Name: King K. Ng
Position: Director

For and on behalf of
SMS BIZ SDN. BHD. (“Principal”)

CHUA TONG LING
Name: Chua Tong Ling
Position: Director

Witnessed By: CHUA TONG LING Name: Chua Tong Ling Witnessed By: LOKE KOK YUN Name:Loke Kok Yun Witnessed By: NG IAN NEW Name: Ng Ian New

EXHIBIT A

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SMS BIZ SDN. BHD.

DISTRIBUTORSHIP AGREEMENT

WITH

ETONE NETWORK SDN. BHD.

SEPTEMBER 01, 2006

INTRODUCTION

This AGREEMENT between SMS Biz Sdn. Bhd.,(Company No. 504305-P) having its office at 5D, Jalan Perdana 10/10, Pandan Perdana, Cheras, 55300 Kuala Lumpur, Malaysia and (hereunder referred to as “ the Pricipal” which expression shall be deemed to mean and include its successors and assigns) of One Part; and Etone Network Sdn. Bhd., (Company No. 629031-P), having its office at 5C, Jalan Perdana 10/10, Pandan Perdana, Cheras, 55300 Kuala Lumpur, Malaysia (hereinafter referred to as “the Distributor” which expression shall be deemed to mean and include its successors and assigns) of the Other Part.

AGREEMENT

WHEREAS the Principal is licensed as an Application Service Provider by the Malaysian Communications And Multimedia Commission (“MCMC”) to provide long distance IDD/STD call services on a prepaid and postpaid basis (hereinafter referred to as “the Products”).

AND WHEREAS the Distributor has knowledge concerning the distribution and sale of the Products .

AND WHEREAS the Distributor has a good marketing reputation and adequate industrial experience in this field of marketing products similar to the Products.

AND WHEREAS the Distributor is capable of handling the marketing of the Products in meeting the expectation of the Pricipal.

AND WHEREAS the Principal desires to appoint the Distributor for the distribution and sales of the Products.

AND WHEREAS the Distributor is willing to accept such appointment subject to the terms and conditions hereinafter contained.

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS: -

1.	Distribution of Prepaid & Postpaid Products

1.2

The Distributor is hereby authorized to sell the Products which consist of postpaid and prepaid Long distance IDD/STD telecommunication services branded with several names and marks developed and designed by the Principal and offered generally to end-users by the Principal. The Distributor may sell (i) the prepaid Products (hereinafter referred to as “the “Prepaid Products”) to a network of retailers who are recruited/appointed by the Distributor (hereinafter referred to as “the Dealers”) and the Dealers will in turn sell the Prepaid Products to the consumers at large (hereinafter referred to as “ the Individual Users”), and (ii) the postpaid Products (hereinafter referred to as “the Postpaid Products”) to corporations and households solicited/recruited by the Distributor (hereinafter referred to as “the Corporate Users”), subject to the acceptance/approval of the Principal of such Corporate Users.

1.3

The Principal also offers customization and co-branding of products with respect to the Prepaid Products under co-branding agreements (hereinafter referred to as “the Co-brand Agreements”) which may be entered into between the Principal and the Distributor and/or its Dealers from case to case and from time to time.

2.	Duties Of The Distributor

2.1	The Distributor agrees during the terms of this Agreement that it shall perform the following:

	a.	Promote and sell at its own costs, terms and risks, the Prepaid Products to prospective Dealers who will in turn sell the Prepaid Products to the Individual Users.

b.

Solicit and recruit, at its own costs, prospective Corporate Users for the Postpaid Products, subject to them each entering into a Corporate User agreement with the Principal (hereinafter referred to as “the Corporate User Agreement”).

3.	Mutually Non-Exclusive , Non-Solicitation and Promotions

3.1	It is agreed that the Distributor is hereby granted a non-exclusive right to market and sell the Products in Malaysia nation-wide and that it may be allowed to sell other ASP’s products and services.

3.2

The Distributor hereby agrees that it shall not, without the consent of the Principal, solicit or recruit corporations who are already Corporate Users or authorized wholesalers or distributors of the Principal.

3.3

The Distributor hereby agrees that it shall, upon request by the Principal from time to time, provide to the Principal without reservation, information relating to its sales of the Prepaid Products to its Dealers.

3.4

The Distributor hereby agrees that it will co-operate with the Principal at all time to protect the brand images of the Prepaid Products by (i) not selling the Prepaid Products below a certain rate of discount for certain Prepaid Products as may be notified by the Principal in writing from time to time, and (ii) not without the approval of the Principal produce any marketing and promotional materials for distribution to the prospective and existing Corporate Users and Individuals Users directly or through its Dealers or its agents or employees or any persons .

3.5

It is agreed that the Principal will provide in reasonable quantity marketing/promotion materials to the Distributor for marketing support activities of both the Prepaid Products and Postpaid Products at no charge or subsidized rates as may be negotiated between the Parties from time to time.

4.	Distributor’s Income

4.1

For distributing the Prepaid Products, the Distributor shall be entitled to a certain discount on the face value of each of the Prepaid Products hereinafter referred to as “the Discount”) based on the type and quantity ordered per type as may be determined by the Principal and listed in a circular (hereinafter referred to as the “the Discount List”) to its distributors, including the Distributor, from time to time, a copy of such Discount List as of the most recent effective date is attached as Exhibit A hereto.

4.2

For every Corporate User recruited by the Distributor, the Distributor shall be entitled to a share of the revenue of the Principal at twenty percent (20%) of the value invoiced to such Corporate Users periodically, until such Corporate Users terminate their Corporate User Agreements with the Principal.

4.3	The Principal may, at its sole discretion, provide incentives to Distributor from time to time to encourage sales of certain types of Products and for which, Distributor shall be notified in writing.

4.4	The Distributor shall pay for the Prepaid Products upon receipt of the invoice issued by the Principal.

4.5	Should the Distributor be given any credit term, the Distributor shall provide a security deposit or a bank guarantee of the amount to be determined by the Principal at its sole discretion.

5.	TERM AND TERMINATION.

5.1

This Agreement shall be valid for an initial term of five (5) years commencing from the date of this Agreement and shall be automatically renewed for further terms of five (5) years each upon expiration of each term, unless terminated earlier due to the occurrence any of the following events:

(i)	If both parties agree mutually to terminate this Agreement; and/or

(ii)

If either party fails in any of its obligations under this Agreement and such failure is not rectified within thirty (30) days from the date of a notice given by the other party specifying the failure.

5.2	This Agreement may be terminated without notice if the Distributor:

	a)	in any way acts contrary to the best interests of the Principal.

	b)	brings the Company or the Products into disrepute by any action or lack of action

	c)	has not rectified the breach of any term of this Agreement within thirty (30) days notice given by the Principal as referred to in Clause 5.1 (ii) above.

and the Distributor shall have no claim whatsoever against the Principal in the event of such termination.

5.3 Upon expiration or termination of this Agreement for whatever reason, the Distributor shall within 30 days of such termination return to the Principal all materials relating to the Products, including all copies of technical materials, marketing materials, and the like.

5.4 Any termination of this Agreement pursuant to this section shall be without prejudice to any other rights or remedies a party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party.

6.  INDEMNITIES

6.1   Either Party shall indemnify the other Party and keep the other party fully and effectively indemnified against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which the other Party may sustain or incur, or which may be brought or established against it by any person and which in any case arise out of or in relation to or by reason of:-

a)	any breach by the indemnifying Party of its obligations under this Agreement;

b)	any unauthorized act or omission of the indemnifying Party or its employees;

7.	EXPENSES

7.1

The Distributor agrees that it shall be responsible for its own expenses and costs under this Agreement, and that the Principal shall have no obligation to reimburse the Distributor for any expenses or cost incurred by the Distributor in the performance of the Distributor’s duties hereunder.

8.	LIMITATIONS OF LIABILITY

8.1

It is agreed by the parties that neither party shall have a right to or shall claim limited, special, indirect, or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or for indemnity as provided for herein. The foregoing limitation of remedies shall not apply to any action by the Principal for infringement by the Distributor of the Principal’s intellectual property rights or those of its licensor; any action based on or with respect to unauthorized publication, disclosure, or use of confidential information of trade secrets of the Principal; or any action based on the Principal’s rights in copyrights, trademarks, or trade names or other proprietary rights in the Products.

8.2	In no event shall the Principal be liable, whether in contract, tort or otherwise, for special, incidental, consequential, punitive or tort damages arising out of or in connection with the Products of this Agreement, including, without limitation, any damages resulting from loss of use, loss of data, loss of profits or loss of business arising out of or in connection with this Agreement or the performance of the Products or the developments, whether or not the Principal or its licensor has been advised of the possibility or such damages.

9.	PROPRIETARY RIGHTS

9.1

Except for use for the purposes or identification of Products, no right, title, interest, or license in or to any trademark or service mark of the Principal is granted to the Distributor under this Agreement. The Distributor may on its business cards state that the Distributor is an authorized distributor.

9.2 Ownership of Products and Trademark: The Distributor agrees that the Distributor shall have no right, title or interest in any patent, copyright, trade secret or other proprietary right in the Products, or in the trademark related to the Products, including without limitation any goodwill of the business associated therewith. The Distributor agrees that the Principal owns and shall own all right, title and interest throughout the world in the Trademark and all goodwill of the business associated with the Trademark.

9.3 No disclosure of Proprietary Material: The Distributor agrees that the Proprietary Material (as hereinafter defined) constitutes a valuable asset of the Principal or its licensors and contains information that is maintained in confidence by them. The Distributor agrees to hold the Proprietary Material strictly confidential and shall utilize it only in accordance with the terms of this Agreement. Except as expressly permitted by this Agreement, the Distributor shall limit the use of, and access to, the Proprietary Material to its employees or representatives whose use of or access to the Proprietary Material is necessary for the Distributor’s business. The Distributor shall, by all appropriate means, prevent unauthorized disclosure, publication, display or use of any Proprietary Material. For purposes of this Clause 9 Proprietary Material shall not include information which (a) is or becomes a part of the public domain through an act of omission of the Principal, (b) was in the Distributor’s lawful possession prior to the disclosure and had not been obtained by the Distributor either directly or indirectly from the Principal or unlawfully from any third party (c) is lawfully disclosed to the distributor by a third party without restriction on disclosure; or (d) is independently developed by the Distributor. The Distributor shall not remove any Trademark or copyright, proprietary rights or confidentiality notice included in or affixed to the Proprietary Material, and the Distributor shall reproduce all such Trademarks and proprietary rights notices on any copies of Proprietary Material which the Distributor may make in accordance with this Agreement.

9.4 No Copying or Proprietary Material: The distributor shall not copy any Proprietary Material without the prior written permission of the Paincipal.

9.5 Return of Proprietary Material Upon Termination : Within five (5) days after the termination of this Agreement, the Distributor shall return to the Principal all Proprietary Material, and all copies thereof in the possession, custody or control of the Distributor and shall destroy or render unusable all other Proprietary Material and copies thereof which for any reason cannot be delivered to the Principal. In such event, an executive officer of the distributor shall certify in writing to the Principal that all Proprietary Material has been delivered to the Principal or destroyed.

9.6 Definition of Proprietary Material: “Proprietary Material” shall mean the write-up on the features of and the marketing materials relating to, the Products and all parts and copies thereof, and any other information, in whatever form, received by the Distributor from the Principal that is identified in writing as being proprietary or confidential and that is not generally known or available to others engaged in the same business as the Principal.

9.7 The Distributor shall not use the Trademark or confusingly similar marks in connection with any goods or service other than the Products.

10. RELATIONSHIP OF PARTIES

10.1 The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create an agency, partnership or joint venture between the Principal and the Distributor. The Distributor shall be responsible for wages, hours and conditions of employment of the distributor’s personnel during the term of and under this Agreement. Nothing herein shall be construed as implying that employees of the Distributor are employees of the Principal.

11.  NOTICES

11.1  All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail to the appropriate party to the address set forth in the first paragraph of this Agreement or at such other address as shall be given by either party to the other in writing.

12. ASSIGNMENT; ENFORCEABILITY

12.1 This Agreement is not assignable by the Distributor without the prior written consent of the principal, and such consent shall not be unreasonably withheld. The Principal reserves its rights to assign this Agreement or any rights, duties or obligations within it, to any affiliate or subsidiary of the Principal.

12.2 If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

13.	CAPTIONS

13.1 The captions used herein are inserted only as matter of convenience and for reference and shall not affect the construction of interpretation of this Agreement.

14.	SCHEDULES

14.1	The Schedules hereto form an integral part of this Agreement.

15.	SEVERABILITY

15.1 If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability or the remaining provisions shall not in any way be affected or impaired thereby and will continue in full force and effect.

16.	FORCE MAJEURE

16.1 Neither party hereto shall be liable for any breach of its obligations hereunder resulting from causes beyond its reasonable control including but not limited to fire, strikes (of its own or other employees) insurrection or riots, embargoes, requirements or regulations or any civil or military authority (an Event of Force Majeure).

16.2 Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an Event of Force Majeure such notice to contain details of the circumstances giving rise to the Event of Force Majeure.

17.	WAIVER

17.1 The failure of either of the parties to insist upon strict performance of any of the provisions of this Agreement shall not be construed as the waiver of any subsequent default of a similar or other nature.

18.	LEGAL JURISDICTION

18.1 This Agreement shall be subject to the laws of Malaysia, without regard to its principal of conflict of laws. The parties agree that the jurisdiction and venue of any action with respect to this Agreement shall be in a court of competent subject matter jurisdiction located in Kuala Lumpur, Malaysia, and each of the parties hereby agrees to submit itself to the exclusive jurisdiction and venue of such court for the purpose of any action.

19.	COMMUNICATION

19.1 All communication regarding this Agreement will be between persons to be designated hereinafter by letter for such communication between the two parties. All urgent communications will be through Fax and/or electronic mail, to be followed by written correspondence by post.

20.	COMPLETE AGREEMENT

20.1 The Parties agree that this Agreement is the complete and exclusive statement thereof between the Parties and that is supersedes and merges all prior proposals and understandings, and all other Agreements, whether oral or written, between the Parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the Parties hereto.

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IN WITNESS whereof these presents have been entered into on date set forth below by the fully authorized representatives of the said:

For and on behalf of
ETONE NETWORK SDN. BHD.	Witnessed By:

CHUA TONG LING	KHEW POU PENG
Name: Chua Tong ling	Name: Khew Pou Peng
Position: Director

For and on behalf of
SMS BIZ SDN. BHD.	Witnessed By:

YAP KIT CHUAN	NG IAN NEW
Name: Yap kit Chuan	Name: Ng Ian New
Position: Director

Date: September 01, 2006